Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933

Subject Company: Liberty Media Corporation

Exchange Act File No. 000-51990

Excerpts from the Press Release

Liberty announced on February 27, 2008 that it had completed the exchange of its 16% stake in News Corporation for a 41% stake in DIRECTV Group, Inc., regional sports networks in Denver, Pittsburgh, and Seattle, and $465 million of cash.  This clears a path for completion of the previously announced reclassification of its Liberty Capital tracking stock.  The Liberty Entertainment Group tracking stock (Nasdaq: LMDIA, LMDIB) will have attributed to it Liberty’s interests in DIRECTV, three regional sports networks, Starz Entertainment, LLC, FUN Technologies, Inc., GSN LLC, WildBlue Communications, Inc, approximately $1.0 billion in cash and $551 million of Liberty Media’s publicly traded exchangeable debt.  The businesses, assets and debt not attributed to Liberty Entertainment Group will continue to be attributed to Liberty Capital Group, which will retain its name and listing symbols.  It is expected that the reclassification of Liberty Capital will be completed at 5:00 p.m. Eastern time on Monday March 3rd, and that the new Liberty Entertainment tracking stock and the reclassified Liberty Capital tracking stock will begin trading Tuesday, March 4th.

“We are pleased that the News deal is completed and excited that our new tracking stocks will be trading in the next few days,” stated Liberty President and CEO Greg Maffei.  “We welcome Chase Carey and the entire DIRECTV team to the Liberty family and look forward to working with them.”

There will be no change to the businesses, assets and liabilities attributed to the Liberty Interactive Group by virtue of the reclassification.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the anticipated reclassification of Liberty Capital common stock, the long-term prospects of QVC and anticipated lower programming costs for Starz Entertainment in 2008.

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the reclassified Liberty Capital tracking stock or Liberty Entertainment tracking stock. The offer and sale of Liberty’s tracking stocks in the proposed reclassification will only be made pursuant to Liberty’s effective registration statement. Liberty stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus contained therein, filed by Liberty with the SEC, because it contains important information about the transaction. A copy of the registration statement and the proxy statement/prospectus are available free of charge at the SEC’s website (http://www.sec.gov).

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Excerpts from the Slide Show

Additional Information

Nothing contained herein shall constitute a solicitation to buy or an offer to sell shares of the reclassified Liberty Capital tracking stock or Liberty Entertainment tracking stock. The offer and sale of Liberty’s tracking stocks in the proposed reclassification will only be made pursuant to Liberty’s effective registration statement. Liberty stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus contained therein, filed by Liberty with the SEC, because it contains important information about the transaction. A copy of the registration statement and the proxy statement/prospectus are available free of charge at the SEC’s website (http://www.sec.gov).

2007 Overview

•                  LCAPA

•                  Received shareholder approval for Liberty Entertainment tracker

Liberty Capital

•                  Set stage for Liberty Entertainment

•                  Received shareholder approval for Liberty Entertainment tracking stock

2007 Summary

•                  Liberty Capital - another active year

•                  Approval of Liberty Entertainment tracking stock

2008 Outlook and Strategy

•                  Issue new Liberty Entertainment tracker (LMDIA)

•                  LMDIA

•                  Develop and implement strategy for new DIRECTV holding

•                  Utilize financial flexibility to make strategic acquisitions

•                  Optimize capital structure

•                  LCAPA

•                  Continue efforts to reduce complexity

•                  Transition out of passive to more operating assets

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Excerpts from the Earnings Call

“Company Representative: Nothing contained herein shall constitute an offer to sell shares of Liberty tracking stock or Liberty Entertainment tracking stock. The proposed reclassification will only be made pursuant to the Liberty Entertainment presentation. You're urged to read the presentation statement including the proxy prospectus, filed by Liberty with the SEC because it contains important information about the transaction. The proxy statement prospectus Tuesday [sic] are available free of charge at the SEC website.”

***

“Company Representative: So we're very excited about what DirecTV is go [sic] doing and we're excited about how we can work together and how it can create a strategic certainty for Liberty Entertainment and really for Liberty Media as a whole. The next phase of our efforts at Liberty Capital will be the issuance of the Liberty Entertainment tracker. We expect that to begin Tuesday — trading Tuesday morning. In the fourth quarter, the shareholders approved Liberty Entertainment as you know. And in Liberty Entertainment we'll have the following attributed assets: 41% of DirecTV, all of Starz Entertainment in our three regional Sports Networks, Seattle, Denver and Pittsburgh, our 50% interest in the Game Show Network, GSN, and our 100% interest in Fun and WildBlue. We'll be attributing $550 in exchangeable debt and about $1 billion of cash. Will be ert [sic] capital, and we'll call it new Liberty Capital for this purposes, will have all of the attributed assets and liabilities that were previously in Liberty Capital except for those I just mentioned going into Liberty Entertainment. Why are we doing this? The purpose of these new trackers is to hopefully reduce complexity at Liberty Entertainment in particular, to allow investors to further focus their investment in the vehicle that is most attractive to them, to create a currency we hope for enhanced financial flexibility and to further concentrate what we consider are noncore assets at that new Liberty Capital.”

***

“Company Representative: As Greg mentioned a few minutes ago, we're pleased to have completed the exchange transaction with News Corp and are now finalizing the reclassification of the Liberty Capital tracking stock which was approved by our shareholders in October. . . . Upon issuance of the new trackers we expect to hold large cash reserves and have access to capital at both the Liberty Capital group, I guess we should say the new Liberty Capital group, and the soon to be formed Liberty Entertainment group.”

***

“Company Representative: Upon issuance of the new tracking stock, approximately $1 billion of cash and $550 million of LCAPA debt will be attributed to the Liberty Entertainment group with the new LCAPA retaining the balance of the cash and debt. The DirecTV investment and the RSNs received in the News Corp exchange will be attributed to the Liberty Entertainment group. Both Liberty Entertainment and Liberty Capital will have significant financial flexibility with which — which will play an important role in the strategic direction of both groups going forward.”

***

“Company Representative: Active year. Got the news deal which took far longer from a regulatory perspective than we had anticipated or hoped but we got it done; you, the shareholders were kind enough to approve our new tracking stock. . . . . So let me turn to the last slide and talk a little bit about where were headed. As I said we're imminently expected to introduce our new tracker to become official Monday at [5]:00 p.m. and start trading Tuesday morning. And Liberty Media, LMDIA, rather, or Liberty Entertainment, we're going to develop and implement a strategy for our new DirecTV holding. We really just closed that yesterday. We are — have some ideas about where we want to go, but they're still in formation and we'll be talking quite a lot more with the direct management team about that. We do hope to utilize some of the financial flexibility at Liberty Entertainment, LMDIA to make strategic acquisitions and we'll look at ways to optimize that capital structure.”

***

“Caller: And last on LMDIA, do you think it created a tracker that you believe investors will look at as a consolidated asset and assign less of a discount?”

“Company Representative: On the DirecTV and Liberty Entertainment, LMDIA, what will we do there, I think we will — I think, that will depend, we love the business. We have been, as I mentioned earlier, very impressed with the management team. Their strategy and what is going on there. It was fascinating to read the Wall Street journal to suggest we had major challenges in front of us when that was what was suggested 18 months ago or 15 months ago when it was struck and business performed as I mentioned already far better than the peer group. Better than the other major satellite player, better than any of the major cable players so we're very happy with where they're going and what we will do going forward will be dependent on price and you know how we formulate and complete our strategy. So I do not think we're ready to say that today but we like the business. We're enthused about it. And I think we'll likely true [sic] to work with them more closely over time.”

***

“Company Representative: First of all, we think we're just going to scratch the surface with what to do with dynel tal [sic], both with our affiliates and with consumer electronics. The market has jumped up around us and we think there is an opportunity for us given especially the long term movie deals that we have, to continue to look for ways to capitalize on that and then internet and the digital. The whole entrance into originals is the opportunity to move top line. As I said, the first project is a joint venture with lion's gate so we're not just licensing content, we're owning content and of course in Starz Media from of our own, but from Liberty Entertainment perspective this is a chance to use the content to sell overseas, to sell through our own home video Company, have our own home media people vindicate it. And so we think there is some synergies there and we think there is an opportunity no [sic] short term. And we're doing a lot, looking at our own movie libraries, we're looking at the internet and we're looking with our affiliates to see ways that in mogul [sic] as well as on their own affiliate websites, there are ways we can provide content for them that is in short term to generate revenue. So it's around the edges. We have a gigantic reasonably stable business and now it's a matter of looking outside the core to these other opportunities.”

***

“Company Representative: Well if you're asking could we imagine if we just spun Liberty Entertainment away on its own?”

“Caller: Correct.”

“Company Representative: That’s certainly a doable scenario.  Not necessarily it’s one we plan on doing.”

“Caller: Understood.  Thank you.”

“Company Representative: There’s no reason you can’t spin one of the three hard.”

***

“Caller: One question for Greg. So the current Liberty stock prices reflected a pretty large discount asset to value despite the entertainment tracker from last week. . . . Arguably massive. There is always going to be moving parts but with Dr. Malone charged with replacement of purchasing shares could you walk us through the potential sources of cash, I know it's at trib [sic] use but each of those trackers.”

“Company Representative: Well Liberty Entertainment has attributed to it $550 million of exchangeable debt. Which is long term. It needs it be serviced but it's not current in trying to handle the maturity. It has roughly $1 billion of cash. You could imagine coming up with some sort of a reg U loan. Not anywhere near what a reg U loan could do against the stock at Liberty Entertainment but that is a sort of capital. But I would leavely [sic] discount. It's not a 50% source of capital. And the second is what borrowings we could generate against Starz Entertainment, which has a healthy cash flow and certainly could generate some capital in this marketplace less than in some, but still we're comfortable if we were — needed to borrow against Liberty Entertainment. There is at least those two sources as well as its own cash. . . . Just to be clear. We've always been — I should not leave that comment without noting, we have never been enthusiastic about borrowing against those positions when you do not have takeouts ab [sic] liquidity. Why we felt better about borrowing against Liberty international is you have a cash flow generating business that can re pay the bet [sic] debt. You do not have to sell an asset to pay taxes to repay the debt. So if you took that metric, you're really left with only the cash at Liberty Capital and you're left with only the cash and the borrowing capacity against Starz at Liberty Entertainment that and would substantially reduce your borrowing.”

***

“Company Representative: As far as bringing LINTA back in, I don't know why we would bring LINTA into LCAPA, new LCAPA. . . . We're hoping to get more clarity, more focus, stronger operating businesses that are logical and fit together at Liberty interactive and the same at Liberty Entertainment. So it would sort of be counter our strategy and I do not think it would be positive for either of those stocks merging back in. So don't see that as part of our plan. Of course things could change but that's not where we're added today.”